Exhibit 10.36

DAVIDsTEA INC.

AMENDED AND RESTATED VOTING AGREEMENT

FEBRUARY 24, 2014

6.10.	Delays or Omissions	15

6.11.	Severability	16

6.12.	Entire Agreement	16

6.13.	Legend on Share Certificates	16

6.14.	Share Splits, Share Dividends, etc.	16

6.15.	Manner of Voting	16

6.16.	Further Assurances	17

6.17.	Costs of Enforcement	17

6.18.	Aggregation of Shares	17

Schedule A	–	Investors
Schedule B	–	Junior Preferred Holders
Schedule C	–	Director Investor Preferred Holders
Schedule D	–	Common Holders
Exhibit A	–	Adoption Agreement

AMENDED AND RESTATED VOTING AGREEMENT

THIS AMENDED AND RESTATED VOTING AGREEMENT is made and entered into as of this 24thday of February, 2014, by and among (i) DAVIDsTEA Inc., a Canadian corporation (the “Company”), (ii) each holder of the Company’s Series A Preferred Shares (the “Series A Preferred Shares”) listed on Schedule A (together with any subsequent investors, or transferees, who become parties hereto as “Investors” pursuant to Subsection 6.2 below, the “Investors”), (iii) each holder of the Company’s Junior Preferred Shares (the “Junior Preferred Shares”) listed on Schedule B (together with any subsequent shareholders, or transferees who become parties hereto as “Junior Preferred Holders” pursuant to Subsection 6.2 below, the “Junior Preferred Holders”), (iv) each holder of the Company’s Series A-l Preferred Shares (the “Series A-l Preferred Shares”) listed on Schedule C (together with any subsequent shareholders, or transferees who become parties hereto as “Director Investor Preferred Holders pursuant to Subsection 6.2 below, the “Director Investor Preferred Holders), and (v) each holder of the Company’s Common Shares (the “Common Shares”) listed on Schedule D (together with any subsequent shareholders, or transferees who become parties hereto as “Common Holders” pursuant to Subsection 6.2 below (the “Common Holders”, and together collectively with the Investors, the Junior Preferred Holders and the Director Investor Preferred Holders the “Shareholders”).  The Series A Preferred Shares, the Series A-l Preferred Shares and the Junior Preferred Shares are collectively defined as the “Preferred Shares”.

RECITALS

WHEREAS, the Company and the Investors have entered into a Series A Preferred Shares Subscription and Purchase Agreement on April 3, 2012 (the “Subscription and Purchase Agreement”);

WHEREAS, the Company, the Investors and the Junior Preferred Holders have entered into a voting agreement on April 3, 2012 (the “Original Voting Agreement”) to provide the Investors and the Junior Preferred Holders with, among other rights, rights with respect to the designation and the election of certain members of the board of directors of the Company (the “Board”) and to set forth their agreements and understandings with respect to how share capital of the Company held by them will be voted on, or tendered in connection with, an acquisition of the Company;

WHEREAS, Rainy Day Investments Ltd., Highland Consumer Fund I Limited Partnership, Highland Consumer Fund I-B Limited Partnership and Highland Consumer Entrepreneurs Fund I Limited Partnership entered into a Memorandum of Settlement dated August 2013 (the “Memorandum of Settlement”);

WHEREAS, on February 24, 2014, the articles of the Company were amended in order to create a third series of Preferred Shares designated as Series A-l Preferred Shares;

WHEREAS, on February 24, 2014, the Company issued an aggregate amount of 681,073 Series A-l Preferred Shares to the Investors and the Director Investor Preferred Holders;

WHEREAS the Shareholders now wish to change the composition of the Board in accordance with the terms of the Memorandum of Settlement;

AND WHEREAS it is considered desirable to amend and restate the terms of the Original Voting Agreement on the terms set out herein

NOW, THEREFORE, the parties agree as follows:

1.                                      Voting Provisions Regarding Board of Directors.

1.1.                            Size of the Board.  Each Shareholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at eight (8) directors.  For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all Common Shares, Junior Preferred Shares, Series A Preferred Shares and Series A-l Preferred Shares, by whatever name called, now owned or subsequently acquired by a Shareholder, however acquired, whether through share splits, share dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2.                            Board Composition.  Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the following persons shall be elected to the Board:

(a)                                 For so long as Highland Consumer Fund and its Affiliates (as defined below) (collectively, “Highland”) have not transferred (other than to the Company or to Affiliates of Highland) more than 806,951 Series A Preferred Shares (subject to appropriate adjustment for all share splits, dividends, combinations, recapitalizations and the like), two (2) individuals designated by Highland, which individuals are as at the date hereof, Thomas G.  Stemberg and Tom Folliard; provided, however, if Highland and its Affiliates have transferred (other than to the Company or to Affiliates of Highland) more than 806,951 Series A Preferred Shares but less than 1,613,902 Series A Preferred Shares (in each case, subject to appropriate adjustment for all share splits, dividends, combinations, recapitalizations and the like), Highland shall be entitled to designate one (1) individual to the Board (such person or persons, as the case may be, the “Highland Designees”); for greater certainty, any transferee of Highland’s Series A Preferred Shares or Series A-l Preferred Shares that is not an Affiliate of Highland shall not have any right to designate directors pursuant to this Section 1;

(b)                                 The Chief Executive Officer (the “CEO”) of the Company at any given time (the “CEO Director”); for greater certainty, if for any reason the CEO Director shall cease to serve as the CEO, each of the Shareholders shall promptly vote their respective Shares (i) to remove the former CEO from the Board if such person has not resigned as a member of the Board and (ii) to elect such person’s replacement as CEO as the new CEO Director; provided, however, that nothing herein is intended to confer any rights upon the CEO as a party hereto, a third party beneficiary hereunder or otherwise, and the right set forth in this Subsection 1.2(b) may be amended or revoked at any time by the parties hereto in accordance with Subsection 6.9;

(c)                                  Four (4) individuals (or, subject to the provisions of this Subsection 1.2(c), five (5) individuals if Highland is entitled to designate only one (1) individual to the Board pursuant to Subsection 1.2(a)) (the “Rainy Day Designees”) designated by Rainy Day Investments Ltd.  (“Rainy Day”), as long as Rainy Day, David Segal, and their respective Affiliates (together, the “Founders”) own, in the aggregate a majority of the outstanding Common Shares of the Company (assuming the exercise and conversion of all outstanding options, warrants and convertible securities), which individuals are as at the date hereof, (i) Sarah Segal, (ii) Herschel Segal, (iii) Michael Pesner and (iv) Javier San Juan; provided that if and when the Founders in the aggregate own less than a majority of the outstanding Common Shares (assuming the exercise and conversion of all outstanding options, warrants and convertible securities) but more than five percent (5%) of the outstanding Common Shares (assuming the exercise and conversion of all outstanding options, warrants and convertible securities), then Rainy Day shall be entitled to designate that number of directors as equals the proportion of the members of the Board (rounded to the nearest whole number, with 0.5 being rounded down) equal to a fraction, the numerator of which is the number of Common Shares then owned by the Founders and the denominator of which is the total number of Common Shares then outstanding (in each case, assuming the exercise and conversion of the outstanding options, warrants and convertible securities);

(d)                                 One (1) independent director (the “Independent Director”) who shall be required to invest, either directly or through a holding company controlled by him, at least $500,000 in the Company concurrently upon becoming a director of the Company, or such other higher amount agreed upon by Rainy Day and Highland.  The Independent Director shall be either Canadian or American with expertise in the retail sector.  The Independent Director shall be proposed by Rainy Day and approved by Highland.  In this regard, Rainy Day shall provide suggested names of candidates to act as the Independent Director.  Thereafter, Highland shall indicate which names proposed by Rainy Day may be approached by Rainy Day and Highland.  Rainy Day and Highland will then determine, from the names proposed by Rainy Day and accepted by Highland, who among them are both ready and interested to serve and invest as contemplated above, at which point, Highland and Rainy Day shall each interview these individuals.  Highland will then communicate which of such individuals, if any, whom it has interviewed are acceptable to it, and Rainy Day shall select an individual from the names approved by Highland to be the Independent Director, or if none of the names interviewed by Highland is acceptable to Highland or it none of the names approved by Highland is acceptable to Rainy Day, Rainy Day shall then provide other potential candidates to Highland, who will be subject to the above process.  Once determined in accordance with the foregoing, the Independent Director may only be removed by agreement of Highland and Rainy Day.  The Independent Director shall act as Chair of the Board as long as the Independent Director remains involved with the Company and maintains his/her aforementioned investment in the Company.  The first Independent Director shall be Pierre Michaud, who shall be appointed concurrently with, or immediately after, the completion of the investment by his affiliated holding company, Capital GYR Inc., to acquire 110,498 Series A-l Preferred Shares at a price of $9.05 per share;

(e)                                  If the Independent Director resigns or is removed from the Board in accordance with Section 1.2(d) hereof, his/her successor shall be selected in accordance with the process set forth in Section 1.2(d) hereof.  Moreover, if the Independent Director resigns or is removed, until his/her successor is agreed upon by Highland and Rainy Day and joins the Board in accordance with the terms hereof, Rainy Day agrees that one of its designated directors shall become a non-voting member of the Board, such that there shall only be three (3) voting Rainy Day Designees serving on the Board until a successor Independent Director is appointed and serving as a director/Chair of the Board, and upon such appointment of the successor Independent Director, Rainy Day shall be entitled to a fourth voting Rainy Day Designee.  If the Independent Director resigns or is removed from the Board, Section 1.6 herein will cease to apply and have effect until the successor Independent Director is appointed and serving as a director/Chair of the Board in accordance with the terms hereof.

Any member of the Board not designated pursuant to clauses (a) through (e) above shall be an independent director mutually agreeable to Rainy Day and Highland and elected by all of the Shareholders entitled to vote thereon in accordance with, and pursuant to, the Canada Business Corporations Act.  Such independent director(s) shall not have the power conferred by Section 1.6 of this Agreement.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.3.                            Failure to Designate a Board Member.  In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as pro-vided herein.

1.4.                            Removal of Board Members.  Each Shareholder also agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)                                 no director elected pursuant to Subsections 1.2 or 1.3 of this Agreement may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person, or of the holders of at least a majority of the share capital, entitled under Subsection 1.2 to designate that director, or (ii) the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Subsection 1.2 is no longer so entitled to designate or approve such director or occupy such Board seat.  Notwithstanding the foregoing provisions of this paragraph (a), the Independent Director may only be removed with the consent of Highland and Rainy Day,;

(b)                                 any vacancies created by the resignation, removal or death of a director elected pursuant to Subsections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1; and

(c)                                  upon the request of any party entitled to designate a director as provided in Subsections 1.2(a) or 1.2(c) to remove such director, such director shall be removed, and with respect to the Independent Director, such Independent Director shall be removed by agreement of Highland and Rainy Day.

All Shareholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of shareholders for the purpose of electing directors.

1.5.                            No Liability for Election of Recommended Directors.  No Shareholder, nor any Affiliate of any Shareholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Shareholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.6.                            Termination of the Current CEO.  Notwithstanding anything to the contrary in the By-Laws of the Company and its subsidiary, DAVIDsTEA (USA) Inc. (“DT USA”), and in the Amended and Restated Investors’ Rights Agreement (including Sections 5.3(f) and 5.3(g) thereof) dated February 24, 2014 entered into by the Company and the Shareholders, the Independent Director, as Chair of the Board, shall be solely responsible for the decision in respect of the termination of the employment of the current CEO, Jevin Eagle (the “Current CEO”), with the Company and DT USA, (and only the current CEO) which decision shall be final and binding and may not be appealed or otherwise contested.  This sole responsibility shall continue as long as the Independent Director remains the Chair of the Board and holds, either directly or through a holding company controlled by him, Series A-l Preferred Shares (or Common Shares into which the Series A-l Preferred Shares shall have been converted) and until the employment of the Current CEO is terminated.  All of the aforementioned provisions of the By-Laws and the Amended and Restated Investors’ Rights Agreement dated February 24, 2014 remain unchanged and in full force and effect as concerns any future CEO of the Company.

2.                                      Drag-Along Right.

2.1.                            Definitions.  A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, who in each instance are not an Affiliate of any Shareholder, acquires from shareholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Share Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Company’s Articles of Amendment (the “Amended Articles”).

2.2.                            Actions to be Taken.  In the event that each of (i) a majority of the Board of Directors, which majority must include (A) all the Highland Designees and (B) a majority of the Rainy Day Designees (for greater certainty, excluding in each case the Independent

Director), (ii) the holders of at least a majority of the share capital of the Company (assuming the exercise and conversion of all outstanding options, warrants and convertible securities), acting together as a single class, (iii) the holders of at least a majority of the Common Shares then issued or issuable upon conversion of the Series A Preferred Shares and the Series A-l Preferred shares (acting together as a single class), (the “Selling Investors”) for so long as Highland holds at least a majority of the Common Shares then issued or issuable upon conversion of the Series A Preferred Shares and (iv) the holders of at least a majority of the Common Shares then issued or issuable upon conversion of the Junior Preferred Shares, approve a Sale of the Company in writing, specifying that this Section 2 shall apply to such transaction, then each Shareholder and the Company hereby agree:

(a)                                 if such transaction requires shareholder approval, with respect to all Shares that such Shareholder owns or over which such Shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Amended Articles required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)                                 if such transaction is a Share Sale, to sell the same proportion of share capital of the Company beneficially held by such Shareholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares, and, except as permitted in Subsection 2.3 below, on the same terms and conditions as the Selling Investors;

(c)                                  to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 2, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d)                                 not to deposit, and to cause their Affiliates not to deposit, except as Provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)                                  to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f)                                   if the consideration to be paid in exchange for the Shares pursuant to this Section 2 includes any securities and due receipt thereof by any Shareholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in either Regulation D promulgated under the Securities Act of 1933 or National Instrument 45-106 -Prospectus and Registration Exemptions of the Canadian Securities Administrators (“NI 45-106”), in each case, as amended, the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares;

(g)                                  if the consideration to be paid in exchange for the Shares pursuant to this Section 2 includes any securities and the Selling Investors enter into any pre-arranged sale of such securities on or prior to closing of the Sale of the Company then all of the Shareholders shall be notified of the particulars of such arrangement or proposed arrangement and any one or more of the Shareholders shall have the right to benefit from the same terms and conditions as the Seller Investors with respect to such pre-arranged sale; and

(h)                                 in the event that the Selling Investors, in connection with such Sale of the Company, appoint a shareholder representative (the “Shareholder Representative”) with respect to matters affecting the Shareholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Shareholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Shareholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Shareholder Representative in connection with such Shareholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Shareholders, and (y) not to assert any claim or commence any suit against the Shareholder Representative or any other Shareholder with respect to any action or inaction taken or failed to be taken by the Shareholder Representative in connection with its service as the Shareholder Representative, absent fraud or willful misconduct.

2.3.                            Exceptions.  Notwithstanding the foregoing, a Shareholder will not be required to comply with Subsection 2.1 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a)                                 any representations and warranties to be made by such Shareholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (i) the Shareholder holds all right, title and interest in and to the Shares such Shareholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Shareholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Shareholder have been duly executed by the Shareholder and delivered to the acquirer and are enforceable against the Shareholder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Shareholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b)                                 the Shareholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (other than a breach by any Shareholder of any identical representations, warranties and covenants provided by all Shareholders with respect to the Company and not with respect to themselves, in which case the Shareholder shall be liable for its pro rata share of the damages resulting from such breach, and except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company; provided, however, that the breaching Shareholder shall be required to reimburse the non-breaching Shareholders for an amount equal to their respective pro rata shares of any amount paid out of escrow in respect of a breach by the breaching Shareholder of one of its representations and warranties with respect to itself);

(c)                                  the liability for indemnification, if any, of such Shareholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Shareholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company; provided, however, that the breaching Shareholder shall be required to reimburse the non-breaching Shareholders for an amount equal to their respective pro rata shares of any amount paid out of escrow in respect of a breach by the breaching Shareholder of one of its representations and warranties with respect to itself), and subject to the provisions of the Amended Articles related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Shareholder in connection with such Proposed Sale; and

(d)                                 upon the consummation of the Proposed Sale, each holder of each class or series of the Company’s share capital will receive the same form and amount of consideration for their shares of such class or series as is set forth in the Amended Articles in effect immediately prior to the consummation of the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Shares pursuant to this Subsection 2.3(d) includes any securities and due receipt thereof by any Shareholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in either Regulation D promulgated under the Securities Act of 1933 or NI 45-106, in either case, as amended, the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

2.4.                            Restrictions on Sales of Control of the Company.  No Shareholder shall be a party to any Share Sale unless all holders of Preferred Shares are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Amended Articles in effect immediately prior to the Share Sale (as if such transaction were a Deemed Liquidation Event), unless the holders of at least a majority of the Series A Preferred Shares and the Series A-l Preferred Shares (acting together as a single class) elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such transaction or series of related transactions.

3.                                      Remedies.

3.1.                            Covenants of the Company.  The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement.  Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

3.2.                            Irrevocable Proxy and Power of Attorney.  Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the CEO of the Company, and a designee of the Selling Investors, and each of them, with full power of substitution, with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereto and votes regarding any Sale of the Company pursuant to Section 2 hereof, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of this Agreement or to take any action necessary to effect Section 2 of this Agreement.  Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 4 hereof.  Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 4 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

3.3.                            Specific Enforcement.  Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that each of the Company and the Shareholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court having subject matter jurisdiction.

3.4.                            Remedies Cumulative.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.                                      Term.  This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the Company’s Qualifying IPO (as defined in the Amended Articles as in effect on the date hereof); (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Shareholders in accordance with the Amended Articles; provided that the provisions of Section 3 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 2 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Subsection 6.9 below.

5.                                      Grant of Proxy by Rainy Day.

5.1.                            Irrevocable Proxy.  Rainy Day agrees that upon the death of Herschel Segal, Rainy Day shall grant a proxy (a “Proxy”) to Sarah Segal (or if Sarah Segal pre-deceases Herschel Segal, a successor designated by Herschel Segal and reasonably acceptable to Highland) to vote the Shares owned by Rainy Day and to exercise Rainy Day’s rights under Section 1 of this Agreement.  The Proxy granted pursuant to this Section 5 shall be given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable.

5.2.                            Termination of Proxy.  Any Proxy granted pursuant to Subsection 5.1 shall terminate on the earlier of the date on which (i) the Company consummates its first Qualified IPO (as defined in the Amended Articles as in effect on the date hereof), or (ii) Rainy Day or its Affiliates cease to hold, in the aggregate, at least forty percent (40%) of the outstanding Common Shares issued or issuable upon conversion of the Junior Preferred Shares (assuming the exercise and conversion of all outstanding options, warrants and convertible securities).  If at the time that either of the foregoing events occurs, no Proxy has been granted, the obligation to grant a Proxy pursuant to Subsection 5.1 shall terminate upon the occurrence of such event.

6.                                      Miscellaneous.

6.1.                            Fundamental Transactions.  In connection with any transaction that gives rise to a shareholder vote pursuant to the Canada Business Corporations Act, each Common Holder agrees to (i) cast all votes to which such Common Holder is entitled in respect of its Common Shares, whether at any annual or special meeting, by written resolution or otherwise, in favor of such transaction if the holders of a majority of the Preferred Shares have voted in favor of such transaction; (ii) cast all votes to which such Common Holder is entitled in respect of its Common Shares, whether at any annual or special meeting, by written resolution or otherwise, against such transaction if the holders of a majority of the Preferred Shares have voted against such transaction; or (iii) abstain from casting any vote to which such Common Holder is entitled in respect of its Common Shares if the holders of a majority of the Preferred Shares have neither voted for nor against such transaction.  In any case, each Common Shareholders shall refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such transaction.

6.2.                            Additional Parties.  Notwithstanding anything to the contrary contained herein, if the Company issues additional Shares after the date hereof, as a condition to the issuance of such Shares the Company shall require that any purchaser of such Shares become a party to this Agreement by executing and delivering (i) an Adoption Agreement in the form attached hereto as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Shareholder, and subject to the last proviso in Subsections 1.2(a) and 1.2(c), shall have all of the rights of a Common Holder, Junior Preferred Holder or Investor, as the case may be.

6.3.                            Transfers.  Each transferee or assignee of any Shares pursuant to this Agreement shall execute and deliver an Adoption Agreement substantially in the form attached hereto as Exhibit A.  Upon the execution and delivery of an Adoption Agreement by any such transferee or assignee, such transferee or assignee shall be deemed to be a Shareholder for all purposes hereof, and subject to the last proviso in Subsections 1.2(a) and 1.2(c), shall have all of the rights of a Common Holder, Junior Preferred Holder, Director Investor Preferred Holder or Investor, as the case may be.  The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Subsection 6.3.  Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Subsection 6.13.

6.4.                            Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that the terms and conditions of this Agreement relating to an Investor in its capacity as such shall only inure to the benefit of an assignee of an Investor if such Person is an Affiliate of such Investor.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.5.                            Governing Law.  This Agreement shall be governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein.

6.6.                            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.7.                            Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.8.                            Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Schedule A, Schedule B or Schedule C hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 6.8.  If notice is given to the Company, a copy shall also be sent to Stikeman Elliott LLP, 1155 René-Lévesque Boulevard West, 40th Floor, Montréal, QC, Canada H3B 3V2, Attention: Sidney M.  Horn, and if notice is given to Shareholders, a copy shall also be given to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, Attention: Mark G.  Borden, and Miller Thomson LLP, 1000 Rue de la Gauchetière Ouest, Suite 3700, Montréal, QC H3B 4W5, Attention: Andrew Cohen.

6.9.                            Consent Required to Amend, Terminate or Waive.  This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) the holders of a majority of the Common Shares and the Junior Preferred Shares (acting together as a single class and on an as-converted basis); and (c) the holders of a majority of the Common Shares issued or issuable upon conversion of Series A Preferred Shares and Series A-l Preferred Shares held by the Investors (acting together as a single class).

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto.  Any amendment, termination or waiver effected in accordance with this Subsection 6.9 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.  For purposes of this Subsection 6.9, the requirement of a written instrument may be satisfied in the form of an action by unanimous written consent of the Shareholders circulated by the Company, whether or not such action by written consent makes explicit reference to the terms of this Agreement.  Notwithstanding the foregoing, no amendment shall be made which results in a variation of the covenants and obligations of a party hereunder without such party’s written consent.

6.10.                     Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.11.                     Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.12.                     Entire Agreement.  This Agreement (including the Exhibits hereto), the Amended Articles and the other Transaction Agreements (as defined in the Subscription and Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.  In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Shareholder with the Company prior to the date of this Agreement that contains an obligation regarding the voting of such Shareholder’s Shares or drag-along rights, the Company and each such Shareholder acknowledge and agree that the terms of this Agreement shall control.

6.13.                     Legend on Share Certificates.  Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Subsection 6.13 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office.  The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Subsection 6.13 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

6.14.                     Share Splits, Share Dividends, etc.  In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Shareholders (including, without limitation, in connection with any share split, share dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Subsection 6.13.

6.15.                     Manner of Voting.  The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.  For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

6.16.                     Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

6.17.                     Costs of Enforcement.  If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

6.18.                     Aggregation of Shares.  All Shares held or acquired by a Shareholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY: DAVIDsTEA Inc.

By:	/s/ Jevin Eagle
Name:	Jevin Eagle
Title:	CEO

Address:

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT

INVESTORS: Highland Consumer Fund I Limited Partnership

By:	Highland Consumer GP Limited Partnership

By:	Highland Consumer GP GP LLC, its General Partner

By:	/s/ Authorized Person
Authorized Manager

Highland Consumer Fund I-B Limited Partnership

By:	Highland Consumer GP Limited Partnership

By:	Highland Consumer GP GP LLC, its General Partner

By:	/s/ Authorized Person
Authorized Manager

Highland Consumer Entrepreneurs Fund I Limited Partnership

By:	Highland Consumer GP Limited Partnership

By:	Highland Consumer GP GP LLC, its General Partner

By:	/s/ Authorized Person
Authorized Manager

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT

INVESTORS: 0936441 B.C. Ltd

By:	/s/ Dennis J. Wilson
Name:	Dennis J. Wilson
Title:	Director

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT

INVESTORS: Rainy Day Investments Ltd.

By:	/s/ Herschel Segal
Name:	Herschel Segal
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT

JUNIOR PREFERRED HOLDERS: Rainy Day Investments Ltd.

By:	/s/ Herschel Segal
Name:	Herschel Segal
Title:

David Segal

By:	/s/ David Segal
Name:	David Segal

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT

DIRECTOR INVESTOR PREFERRED HOLDERS: Capital GVR Inc.

By:	/s/ Pierre Michaud
Name:	Pierre Michaud
Title:	Director

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT

COMMON HOLDERS: Javier San Juan

By:	/s/ Javier San Juan
Name:	Javier San Juan
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED VOTING AGREEMENT

SCHEDULE A

INVESTORS

Name and Address

Highland Consumer Fund I Limited Partnership

c/o Highland Capital Partners, LLC

One Broadway, 16th Floor

Cambridge, MA 02142

Attention: General

Counsel Facsimile: 781-861-5499

Highland Consumer Fund I-B Limited Partnership

c/o Highland Capital Partners, LLC

One Broadway, 16th Floor

Cambridge, MA 02142

Attention: General Counsel

Facsimile: 781-861-5499

Highland Consumer Entrepreneurs Fund I Limited Partnership

c/o Highland Capital Partners, LLC

One Broadway, 16th Floor

Cambridge, MA 02142

Attention: General Counsel

Facsimile: 781-861-5499

0936441 B.C. Ltd

#2-2108 West 4th Avenue

Vancouver, B.C.

Canada

V6K 1N6

Telephone: (604) 737-7232

Facsimile: (604) 737-7267

Rainy Day Investments Ltd.

SCHEDULE B

JUNIOR PREFERRED HOLDERS

Name and Address

Rainy Day Investments Ltd.

David Segal

SCHEDULE C

DIRECTOR INVESTOR PREFERRED HOLDERS

Name and Address

Capital GVR Inc.

3434 Peel Street

Montreal, QC H3A 3K8

SCHEDULE C

COMMON HOLDERS

Name and Address

Javier San Juan

[Address]

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on                                 , 20    , by the undersigned (the “Holder”) pursuant to the terms of that certain Amended and Restated Voting Agreement dated as of February 24, 2014 (the “Agreement”), by and among the Company and its Shareholders, as such Agreement may be amended or amended and restated hereafter.  Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement.  By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1          Acknowledgement.  Holder acknowledges that Holder is acquiring certain share capital of the Company (the “Shares”), for one of the following reasons (Check the correct box):

☐                                    as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be deemed to be a Shareholder for all purposes of the Agreement, and, subject to the last proviso of Subsection 1.2(a), shall have all of the rights of an Investor under the Agreement.

☐                                    as a transferee of Shares from a party in such party’s capacity as a “Junior Preferred Holder” bound by the Agreement, and after such transfer, Holder shall be deemed to be a Shareholder for all purposes of the Agreement, and, subject to the last proviso of Subsection 1.2(c), shall have all of the rights of a Junior Preferred Holder under the Agreement.

☐                                    as a transferee of Shares from a party in such party’s capacity as a “Director Investor Preferred Holder” bound by the Agreement, and after such transfer, Holder shall be deemed to be a Shareholder for all purposes of the Agreement, and shall have all of the rights of a Director Investor Preferred Holder under the Agreement.

☐                                    as a transferee of Shares from a party in such party’s capacity as a “Common Holder” bound by the Agreement, and after such transfer, Holder shall be deemed to be a Common Holder for all purposes of the Agreement, and shall have all of the rights of a Common Holder under the Agreement.

☐                                    as an issuance of shares pursuant to Subsection 6.2 of the Agreement, and, after the issuance of such shares to Holder, Holder, subject to the last proviso of Subsections 1.2(a) and 1.2(c).  shall have all of the rights of a Common Holder, Junior Preferred Holder, Director Investor Preferred Holder or Investor, as the case may be.

1.2          Agreement.  Holder hereby (a) agrees that the Shares, and any other share capital or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3          Notice.  Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	DAVIDsTEA INC.
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number: